Exhibit 35.1
Wachovia Corporation
301 South College Street
Charlotte, NC 28288-5578

WACHOVIA AUTO LOAN OWNER TRUST 2008-1
Officer’s Certificate of the Master Servicer
Annual Statement as to Compliance

WDS Receivables LLC 444 East Warm Springs Road Las Vegas, Nevada 89119 Attn: Keith Ford	U.S. Bank. National Association 60 Livingston Avenue, EP-MN-WS3D St. Paul, MN 55107-2292

Wachovia Auto Loan Owner Trust 2008-1 c/o Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, Delaware 19890-0001	Moody’s Investors Service, Inc. ABS Monitoring Department 99 Church Street New York, New York 10007

Standard & Poor’s Ratings Services Attention: Asset Backed Surveillance Department 55 Water Street New York, New York 10041
Pursuant to §3.11(a) of the Servicing Agreement dated as of January 1, 2008 (the “Agreement”) among Wachovia Bank, National Association, as Seller and Servicer, Wachovia Auto Loan Owner Trust 2008-1, as Issuer, and U.S. Bank, as Indenture Trustee, the undersigned officer hereby certifies that:
1. A review of the activities of the Servicer from January 1, 2008 through December 31, 2008, and of its performance under the Agreement has been made under such officer’s supervision,
2. To the best of such officer’s knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreement in all material respects throughout the reporting period.

Dated: March 27, 2009	WACHOVIA BANK, NATIONAL ASSOCIATION As Master Servicer,
/s/ William Nelson
William Nelson
Vice President